UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Celera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1401 Harbor Bay Parkway

Alameda, California 94502

Notice of 2009 Annual Meeting of Stockholders

Time and Date:	9:00 a.m. Pacific Time on Wednesday, May 20, 2009

Place:	1311 Harbor Bay Parkway Alameda, California 94502

Purposes:	• Elect Jean-Luc Bélingard, Peter Barton Hutt and Gail K. Naughton as directors.

• Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2009.

• Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	You may vote if you were a stockholder of record of Celera Corporation Common Stock at the close of business on April 3, 2009.

Attendance at the Meeting:

Attendance at the meeting will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

Scott K. Milsten
Vice President, General Counsel and Corporate Secretary
April 10, 2009

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please submit your proxy as soon as possible. You may vote in person at the meeting even if you previously returned your proxy.

1401 Harbor Bay Parkway

Alameda, California 94502

April 10, 2009

Proxy Statement

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Celera Corporation for use at our 2009 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009, at 9:00 a.m. Pacific Time for the following purposes:

•	to elect Jean-Luc Bélingard, Peter Barton Hutt and Gail K. Naughton as directors;

•	to ratify the selection of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 26, 2009; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Celera Corporation, 1311 Harbor Bay Parkway, Alameda, California 94502. The location is accessible to handicapped persons.

This proxy statement and the accompanying proxy card are being mailed starting on or about April 14, 2009.

Only holders of record of Celera common stock at the close of business on April 3, 2009, the record date for the meeting, are entitled to receive these proxy materials and vote their shares at the meeting. As of the record date, there were 81,817,855 shares of Celera common stock outstanding and entitled to vote at the meeting. At the meeting, each outstanding share of Celera common stock will be entitled to one vote.

Prior to July 1, 2008, we were a wholly owned business segment of Applied Biosystems, Inc., formerly known as Applera Corporation. During the period between 1999 and June 30, 2008, the relative performance of Celera was reflected by the Celera Group tracking stock, a class of common stock of Applied Biosystems. On May 8, 2008, Applied Biosystems’ Board of Directors approved the split-off of the Celera Group into an independent company. The split-off was effective on July 1, 2008, when each holder of Celera Group tracking stock received one share of Celera Corporation common stock. In July 2008, our Board of Directors changed our fiscal year to a 52- to 53-week fiscal year generally ending on the last Saturday in December. The fiscal year end change resulted in an interim reporting period beginning on July 1, 2008 and ending on December 27, 2008, which we refer to herein as the six-month transition period ended December 27, 2008.

Throughout this proxy statement, we refer to Celera Corporation as “Celera,” the “Company,” “we,” “us,” or “our.”

How to Vote

If you are a stockholder of record (that is, if you hold shares of Celera common stock in your own name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A.) as of April 3, 2009, you have four ways to vote. You may:

•	sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope;

•	submit your proxy over the Internet by following the instructions on the proxy card;

•	submit your proxy by telephone by following the instructions on the proxy card; or

•	vote in person by attending the meeting.

The shares represented by a properly signed proxy card or voted over the Internet or by telephone will be voted at the meeting as specified by the stockholder. If a proxy card is properly signed and returned but no specific choices are made, the shares represented by the proxy card will be voted in favor of the election of all of the nominees for director named in this proxy statement and “for” each of the proposals set forth on the proxy card.

If you are a “street name” stockholder (that is, if you hold shares of Celera common stock through a bank, broker, or other nominee), you are considered the “beneficial owner” of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your bank, broker, or other nominee. As a beneficial owner, you must instruct your bank, broker, or other nominee how to vote. Depending on your bank, broker, or other nominee, you may be able to submit your voting instructions by toll-free telephone or over the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also submit your voting instructions by signing, dating, and returning the enclosed voting instruction form. Because a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the meeting, you must first obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How to Revoke a Proxy

If you are a stockholder of record, you may revoke a proxy, including a proxy submitted over the Internet or by telephone, at any time before it is voted at the meeting by:

•	submitting a properly completed proxy with a later date or submitting your proxy by telephone or over the Internet at a later time;

•	attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute revocation of a proxy; or

•	delivering a written notice of revocation to the Secretary of the Company.

If you are a street name stockholder, and you wish to revoke your voting instructions, you must submit later-dated voting instructions to your bank, broker, or other nominee. You may also revoke your voting instructions at any time prior to exercise by attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute revocation of your voting instructions. However, because a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the meeting, you must first obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Quorum

We need a quorum to transact business at the meeting. This means that the holders of at least a majority of the outstanding shares of Celera common stock must be present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. As of the record date, there were 81,817,855 shares of Celera common stock outstanding and entitled to vote at the annual meeting and thus, to constitute a quorum, 40,908,928 shares of Celera common stock must be present at the meeting, either in person or by proxy.

A “broker non-vote” occurs when a bank, broker, or other nominee does not vote on a particular proposal because it does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner. Brokers and other nominees have power to vote without receiving voting instructions from the owner in an uncontested election of directors and on the ratification of the appointment of independent registered public accountants.

If you are a street name stockholder, your bank, broker, or other nominee will have the discretion to vote on the proposals related to the election of directors (Proposal 1) and the ratification of the selection of PwC as our independent registered public accounting firm (Proposal 2).

Vote Required

Election of Directors. In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote at the meeting. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Each current director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board of Directors that the Nominating and Corporate Governance Committee or another committee of the Board of Directors may accept or reject if the director fails to receive the required majority vote.

Ratification of Selection of PwC. The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC as our independent registered public accounting firm (Proposal 2). You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. An abstention will not be counted as a vote “for” or “against” the proposal. Therefore, an abstention will have the same effect as a vote “AGAINST” the proposal.

Voting on Other Matters

If other matters are properly presented at the meeting for consideration, the persons named as proxies on the accompanying proxy card will have the discretion to vote on these matters in accordance with their best judgment. As of the date of this proxy statement, we do not know of any matters to be brought before the meeting other than those described in this proxy statement.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the meeting. In addition to solicitation by mail, proxies may be solicited on our behalf by our directors, officers, or employees in person or by telephone, facsimile, e-mail, or other electronic means. No additional compensation will be paid to these officers, directors or employees for these services.

We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries holding shares of Celera common stock in their names or those of their nominees for expenses they incur in sending proxy materials to the beneficial owners of Celera common stock and obtaining their proxies.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Transition Report on Form 10-KT may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact our Secretary at 1401 Harbor Bay Parkway, Alameda, California 94502, telephone 510-749-4200. If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009: Our Proxy Statement dated April 10, 2009 and our Transition Report on Form 10-KT for the six-month transition period ended December  27, 2008 are available electronically at www.proxyvote.com.

Electronic Access to Future Proxy Statements and Annual Reports

If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you submit your proxy over the Internet or call our toll-free stockholder services number at 1-800-690-6903. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports and submit voting instructions over the Internet. Opting to receive your proxy materials electronically saves us the cost of printing and mailing these materials to you.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the persons who serve as our directors and executive officers as of April 1, 2009. Our Bylaws provide that our Board of Directors shall be comprised of no fewer than three directors, divided into three classes, with each class having a three-year term. Our Board of Directors currently has eight members. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of the Class I directors, who are Jean-Luc Bélingard, Peter Barton Hutt and Gail K. Naughton, will expire on the date of the 2009 annual meeting of stockholders; the term of the initial Class II directors, who are Richard H. Ayers, Wayne I. Roe and Bennett M. Shapiro, will terminate on the date of the 2010 annual meeting of stockholders; and the term of the initial Class III directors, who are William G. Green and Kathy Ordoñez, will terminate on the date of the 2011 annual meeting of stockholders.

The business address of each of the individuals listed below is Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502. Each of the individuals listed below, other than Mr. Bélingard, is a citizen of the United States.

NAME	POSITION
Paul D. Arata	Vice President, Human Resources and Administration
Richard H. Ayers	Director
Jean-Luc Bélingard	Director
William G. Green	Director
Christopher Hall	Vice President, Chief Business Officer of Berkeley HeartLab
Peter Barton Hutt	Director
Joel R. Jung †	Chief Financial Officer
Victor K. Lee	Chief Intellectual Property Counsel, Assistant Secretary
Scott K. Milsten	Vice President, General Counsel and Corporate Secretary
Gail K. Naughton	Director
Kathy Ordoñez	Chief Executive Officer and Director
Wayne I. Roe	Director
Bennett M. Shapiro	Director
Stacey R. Sias	Chief Business Officer
Thomas J. White	Chief Scientific Officer
Michael A. Zoccoli	General Manager, Products Business

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

Directors

Richard H. Ayers, age 66, has served as a director of Celera since February 2008 and was a director of Applera Corporation until June 2008. He is the retired Chairman and Chief Executive Officer of The Stanley Works, a tool and hardware manufacturer. He was an advisor to the Chairman and Chief Executive Officer of Stanley from January 1997 to October 1997 after having served as Chairman and Chief Executive Officer of Stanley from May 1989 to December 1996. Mr. Ayers is a Trustee of MassMutual Select Funds and MML Series Investment Fund.

Jean-Luc Bélingard, age 60, has served as a director of Celera since February 2008 and was a director of Applera Corporation until June 2008. He is Chairman and Chief Executive Officer of Ipsen S.A., a diversified French healthcare holding company, and has served in that position since January 2002. He previously served as Chief Executive Officer of bioMérieux-Pierre Fabre Group, a diversified French healthcare holding company, from 1999 to December 2001, and as Director General of the Diagnostics Division and a member of the

Executive Committee of F. Hoffmann-La Roche Ltd., a healthcare company, from 1990 to 1998. Mr. Bélingard is also a director of Laboratory Corporation of America® Holdings, NicOx S.A. (France), and bioMérieux S.A.

William G. Green, age 64, has served as a director of Celera since July 2008. Mr. Green has been General Counsel and Secretary of the Gordon and Betty Moore Foundation, a private, philanthropic foundation dedicated to advancing environmental conservation and research around the world, since December 2003, and also served as the foundation’s Chief Program Officer – Environmental Conservation from November 2004 until July 2008. He previously served as Senior Vice President, General Counsel and Secretary of Chiron Corporation, a biotechnology company, from 1990 to October 2004 and Senior Vice President and Special Counsel to the President of Chiron from 2004 to 2006.

Peter Barton Hutt, age 74, has served as a director of Celera since August 2008. Mr. Hutt is a senior counsel at the law firm of Covington & Burling and has been an attorney with that firm since 1975. He served as Chief Counsel for the Food and Drug Administration between 1971 and 1975. Mr. Hutt is a member of the Institute of Medicine of the National Academy of Sciences and teaches a course on food and drug law each winter term at Harvard Law School. He serves on a number of academic, philanthropic and venture capital advisory boards, and is a director of Xoma Ltd., ISTA Pharmaceuticals, Inc., and Momenta Pharmaceuticals, and several privately-held life sciences companies.

Gail K. Naughton, age 53, has served as a director of Celera since July 2008. Dr. Naughton has been Dean of the College of Business Administration at San Diego State University since August 2002 and Chairman and Chief Executive Officer of Histogen, Inc., a regenerative medicine company, since June 2007. She was Vice Chairman of Advanced Tissue Sciences, Inc. (ATS), a company involved in human-based tissue engineering, from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000, and co-founder and director since inception in 1991. She is also a director of C.R. Bard, Inc.

Kathy Ordoñez, age 58, has served as our Chief Executive Officer, and as a director of Celera, since February 2008. She joined Applied Biosystems in December 2000, and held various positions, including President of Celera Diagnostics LLC, a wholly owned subsidiary of Applied Biosystems, prior to being named to her current position. Prior to December 2000, Ms. Ordoñez was employed by Hoffmann-La Roche, a leading international healthcare company, where she was President and Chief Executive Officer of Roche Molecular Systems from 1991 to 2000.

Wayne I. Roe, age 58, has served as a director of Celera since December 2008. Mr. Roe has been a general partner of DFJ In-Cube Ventures, an early stage medical technology fund, since 2007. From 2001-2007, he served as a consultant on life science marketing and pharmacoeconomic strategy. Mr. Roe was the founding Chief Executive Officer and Chairman of Covance Health Economics and Outcomes Services, Inc. from 1988 to 1999 and previously served as Vice President for Economic and Health Policy for the Health Industry Manufacturers Association. He currently sits on the boards of directors of ISTA Pharmaceuticals, Inc. and a number of privately-held companies. Mr. Roe also serves on the executive committee of the Maryland Angels Fund.

Bennett M. Shapiro, age 69, has served as a director of Celera since May 2008. Dr. Shapiro has been a director and Partner of PureTech Ventures, a venture capital firm specializing in investments in novel therapeutics, medical devices, and research technologies, since August 2003. From September 1990 to July 2003, Dr. Shapiro was Executive Vice President of Merck & Co., Inc., a research-based pharmaceutical company, in charge of Worldwide Basic and Preclinical Research and Licensing and External Research. He is also a director of Momenta Pharmaceuticals, Inc.

Executive Officers

Paul D. Arata, age 54, has served as our Vice President of Human Resources and Administration since February 2008. Prior to joining Applied Biosystems’ Celera Group, Mr. Arata held various human resources positions with Applied Biosystems from 2001 to 2008, most recently serving as Vice President of Human Resources and Site Services. Prior to joining Applied Biosystems, Mr. Arata held various human resources and administrative and management roles with Charles Schwab & Co., Inc., SBC Communications Inc. and Pacific Telesis Group.

Christopher Hall, age 40, has held several executive and senior positions at Berkeley HeartLab, or BHL, over the last seven years, including serving as Chief Business Officer since October 2008 and Chief Clinical Operations Officer from 2005-2008. Before that, Mr. Hall served as Vice President of Marketing where he was instrumental in repositioning BHL from a specialty laboratory for advanced lipid blood tests to a cardiovascular disease management company. Prior to joining BHL, he held management and financial positions with Asimba, Inc., and Symmetrix. BHL is a wholly owned subsidiary of the Company.

Joel R. Jung, age 51, has served as our Chief Financial Officer since February 2008. Mr. Jung joined Applied Biosystems’ Celera Group as Vice President of Finance in 2006. From 1995 to 2006, Mr. Jung held various management and finance positions with Chiron Corporation, an international manufacturer of biopharmaceuticals, vaccines, and blood testing products, including Vice President and Treasurer from 2003 to 2006.

Victor K. Lee, age 50, has served as our Chief Intellectual Property Counsel since July 2008 and as our Assistant Secretary since November 2008. Dr. Lee served as our Secretary from July 2008 to November 2008. Dr. Lee joined Applied Biosystems’ Celera Group in July 2001 as Senior Patent Attorney and Licensing Director, and held the position of Vice President and Chief Group Counsel between May 2004 and June 2008. Prior to joining Celera, Dr. Lee worked for Roche Molecular Systems as Chief Patent Counsel. He previously held faculty positions in the Department of Medicine at the University of Washington.

Scott K. Milsten, age 39, has served as our Vice President, General Counsel and Corporate Secretary since November 2008. Previously, Mr. Milsten was Deputy General Counsel for Gen-Probe Incorporated between May 2005 and October 2008. Prior to Gen-Probe, Mr. Milsten practiced corporate law with the law firm of Latham & Watkins LLP from 1996 to 2005, where he specialized in mergers and acquisitions, proxy contests and securities offerings for life science and technology companies.

Stacey R. Sias, age 55, has served as our Chief Business Officer since February 2008. She joined Applied Biosystems’ Celera Group in April 2001 and held various positions, including Vice President, Marketing and Business Development. Prior to this, Dr. Sias was the Vice President of Licensing at Roche Molecular Systems and held various positions within Hoffmann La-Roche. She previously served as a patent agent at Cetus Corporation and as a molecular biologist at Codon Corporation and Genentech, Inc.

Thomas J. White, age 63, has served as our Chief Scientific Officer since February 2008. He joined Applied Biosystems’ Celera Group in November 2000 and held various positions, including Vice President, Research and Development. Prior to this, Dr. White was employed by Roche Molecular Systems, where he was Senior Vice President of Research and Development from 1989 through 2000. From 1978 to 1989, Dr. White held various positions at Cetus Corporation, including Vice President of Research and Associate Director of Research and Development.

Michael A. Zoccoli, age 58, has served as our General Manager, Products Business since February 2008. He joined Applied Biosystems’ Celera Group in January 2002, and held various positions, including Vice President of Development, Vice President of Development, Instruments Systems and Software, and Vice President of Development and Manufacturing, prior to being named to his current position. He previously worked in product development and project management at a number of companies, including Cetus Corporation, Roche Molecular Systems, Applied Imaging Corporation, and Bayer Diagnostics.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. Members of the Board of Directors are kept informed of our business through discussions with officers and other employees, by reviewing materials relating to the Company, and by participating in meetings of the Board of Directors and its committees. William G. Green has been elected non-executive Chairman of the Board.

There were three Board of Directors meetings and 14 committee meetings during the six-month transition period ended December 27, 2008. Each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served, except for Dr. Shapiro who was unable to attend one meeting of the Board and the committees on which he serves due to illness.

All directors are encouraged to attend our annual meetings of stockholders, and all directors are expected to attend the Company’s 2009 annual meeting of stockholders.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on its committees is independent, as such term is defined by rules of The NASDAQ Stock Market (NASDAQ) and the Securities and Exchange Commission (SEC).

Board Committees

Our Board of Directors has established three committees to assist it in carrying out its responsibilities: an Audit and Finance Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors may also establish other committees from time to time.

Each of these committees operates under a written charter, copies of which are available in the Corporate section of our website at www.celera.com under the heading “About Us — Corporate Governance — Committee Charters.” The committee charters are also available in print to any stockholder on request to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502.

Audit and Finance Committee. The Audit and Finance Committee, which was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), oversees accounting, finance, and internal control matters. The Committee is responsible for the appointment, compensation, evaluation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other services. In addition, the Committee, among other things:

•	reviews and approves the scope, plan and fees of audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviews with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements;

•	reviews the scope and plan of internal audit services;

•	reviews our significant financial policies, strategies and commitments; and

•	reviews issues that arise with respect to compliance with legal and regulatory standards.

The Committee also reviews and approves all related party transactions pursuant to a Related Party Transaction Policy described in more detail below. Each member of the Audit and Finance Committee is independent as defined by the rules of NASDAQ and also satisfies the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that at least one audit committee financial expert serves on the Audit and Finance Committee, and that director is Richard H. Ayers. The Audit and Finance Committee met eight times during the six-month transition period ended December 27, 2008. The members of the Audit and Finance Committee are Richard H. Ayers, William G. Green, Gail K. Naughton and Wayne I. Roe, with Richard H. Ayers serving as chair.

Compensation Committee. The Compensation Committee oversees compensation policies and practices for our officers and other members of senior management, including salary, bonus, and incentive awards. The details of the processes and procedures that we use in the consideration and determination of executive compensation are described below under “Compensation Discussion and Analysis.” The Compensation Committee met three times during the six-month transition period ended December 27, 2008. The members of the Compensation Committee are Jean-Luc Bélingard, Richard H. Ayers and Bennett M. Shapiro, with Jean-Luc Bélingard serving as chair.

The Committee retains an independent compensation consulting firm to assist it in identifying appropriate peer companies for consideration in its analysis of officer compensation, preparing executive compensation analyses, and providing ongoing advice to the Committee as requested.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee evaluates our Board of Directors’ effectiveness and generally takes a leadership role in advising the Board of Directors on corporate governance and related matters. The Nominating and Corporate Governance Committee met three times during the six-month transition period ended December 27, 2008. The members of the Nominating and Corporate Governance Committee are Gail K. Naughton, Bennett M. Shapiro and Peter Barton Hutt, with Gail K. Naughton serving as chair.

The committee also assists the Board of Directors in identifying individuals qualified to serve as members of the Board of Directors. Under the Committee’s charter, nominees for director are selected based on their independence, personal and professional integrity, ethics and values, experience in corporate management, experience in our industry and with relevant social policy concerns, experience as a board member of other publicly held companies, academic expertise, and business judgment, among other relevant considerations. Final approval of the nomination of a new nominee is determined by the full Board of Directors. The Committee considers nominations for directors recommended by member of the Board of Directors, Company management, stockholders, and other sources.

Consideration of Stockholder Nominees for Director

Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at an annual meeting or at a special meeting (but only if the Board of Directors has first determined that directors are to be elected at such special meeting) must be a stockholder of record when giving us notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. In order to nominate a person for election to the Board of Directors at an annual meeting, a stockholder’s notice must be provided to our Secretary not less than 90 nor more than 120 days before the anniversary date of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In order to nominate a person for election to the Board of Directors at a special meeting, a stockholder’s notice must be provided to our Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is provided to our Secretary not later than the close of business on the 10th day following the day on which such public disclosure is first made.

Generally, the stockholder’s notice must include the following information for the person making the nomination, the beneficial owner, if different, on whose behalf the nomination is being made, any affiliate or associate of such beneficial owner and any other person with whom the beneficial owner is acting in concert (as defined in the Bylaws) (together, the “Nominating Person”):

•	name and address;

•	the class and number of Celera shares owned;

•

disclosure regarding any derivative, swap or other transactions which give the Nominating Person economic risk similar to ownership of Celera shares or provide the opportunity to profit from an increase in the value of Celera shares;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any Celera shares;

•	any agreement, arrangement, understanding or relationship engaged in to mitigate economic risk related to, or increase or decrease the voting power with respect to, Celera shares;

•	rights to dividends on Celera shares that are separate from the underlying shares;

•	any performance-related fees that the Nominating Person is entitled to based on any increase or decrease in the value of any Celera shares;

•

information about the Nominating Person (if the Nominating Person is a natural person) or, if the Nominating Person is not a natural person, the natural person(s) associated with the Nominating Person, such as qualifications and background, interests or relationships that are not shared generally by the other stockholders of the Company and that could reasonably have influenced the decision of the Nominating Person to propose the nomination, and other information as set forth in the Bylaws;

•	significant equity or synthetic equity interests held by the Nominating Person in any principal competitor of the Company;

•	any direct or indirect interest of the Nominating Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company;

•	any pending or threatened litigation in which the Nominating Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company; and

•	any material transaction occurring during the prior twelve months between the Nominating Person and the Company, any affiliate of the Company, or any principal competitor of the Company.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	the same information as for the Nominating Person (see above);

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors;

•	financial or other relationships during the past three years between the Nominating Person and the nominee, the nominee’s affiliates or associates, or persons acting in concert with the nominee; and

•	a signed questionnaire, representation and agreement as set forth in the Bylaws.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

If the nomination was made in accordance with the procedures in our Bylaws, the Nominating and Corporate Governance Committee will evaluate director candidates proposed by stockholders in the same manner it evaluates other candidates.

Compensation Committee Interlocks and Insider Participation

During the six-month transition period ended December 27, 2008, the Compensation Committee consisted of Messrs. Bélingard, Ayers, and Shapiro. None of these members is or has been an officer or employee of the Company, and none of our executive officers serves as a director or member of the compensation committee of another entity that has one or more executives serving on our Board of Directors or Compensation Committee.

In November 2007, we established a collaboration with Societe de Conseils, de Recherche et d’Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen S.A., to develop biomarker and pharmacogenomic tests for patients with growth failure. We have received a total of $650,000 under this collaboration since its inception. We are eligible to earn additional milestone payments of up to $1.35 million under this collaboration, and as yet undetermined amounts in the event that Ipsen asks us to develop and manufacture reagents for use in the clinical trials of an Ipsen product. Mr. Bélingard is Chairman and Chief Executive Officer of Ipsen.

Communications with Directors

Any stockholder or other interested parties may communicate directly with the Board of Directors or the non-management directors. All communications should be in writing and should be directed to the Company’s Secretary at the address given above. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management directors as a group, or an individual director. Each communication intended for the Board of Directors or non-management directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board of Directors in effect from time to time concerning the treatment of inappropriate communications.

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Celera specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit and Finance Committee has reviewed and discussed with management and PwC the audited consolidated financial statements of Celera contained in our Transition Report on Form 10-KT for the six-month transition period ended December 27, 2008. The Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance.”

The Audit and Finance Committee has received written disclosures from PwC required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with PwC its independence from Celera and its management.

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements of Celera in our Transition Report on Form 10-KT for the six-month transition period ended December 27, 2008, for filing with the SEC.

The Audit and Finance Committee has also appointed PwC to audit our consolidated financial statements for the fiscal year ending December 26, 2009, subject to stockholder ratification of that appointment.

Audit and Finance Committee

Richard H. Ayers, Chair
William G. Green
Gail K. Naughton
Wayne I. Roe

Compensation of Directors in Six-Month Transition Period Ended December 27, 2008

We adopted a director compensation policy, which became effective as of July 1, 2008. Pursuant to the policy, each non-employee director shall receive an annual cash retainer of $45,000, which is payable quarterly. The Chairman of the Board and committee chairs shall receive the following additional cash compensation, which amounts are added to their annual cash retainers: Chairman of the Board — $45,000; Audit and Finance Committee — $15,000; Compensation Committee — $10,000; and Nominating and Corporate Governance Committee — $10,000. Pursuant to the policy, new Celera non-employee Board of Directors members shall receive an initial option grant of 30,000 shares, which vests in three equal annual installments following the date of grant, and an annual option grant of 20,000 shares, which vests one year after the date of grant. The annual option grant is awarded to directors on the date of our annual meeting of stockholders.

The Company did not pay any additional amounts for attendance at meetings, participation on committees, or serving as a co-chair of a committee.

The following table shows the compensation we paid to each of our non-management directors during the six-month transition period ended December 27, 2008:

	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Richard H. Ayers	30,000	30,125	—	—	60,125
Jean-Luc Bélingard	27,500	30,125	—	—	57,625
William G. Green	45,000	23,940	—	—	68,940
Peter Barton Hutt (4)	16,508	19,020	—	—	35,528
Gail K. Naughton	27,500	23,940	—	—	51,440
Wayne I. Roe (5)	3,263	3,068	—	—	6,331
Bennett M. Shapiro	22,500	23,940	—	—	46,440

(1)	Represents the amount of the annual retainer and fees for service as Chairman of the Board and committee chair, as applicable, paid during the six-month transition period ended December 27, 2008.

(2)	The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company during the six-month transition period ended December 27, 2008 determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. Refer to Note 1 to the consolidated financial statements in our Transition Report on Form 10-KT for the six-month transition period ended December 27, 2008 for the assumptions made in determining SFAS No. 123R values. These amounts do not necessarily reflect the amounts to be ultimately received by the recipient.

During the six-month transition period ended December 27, 2008, each director received an initial grant of 30,000 options upon joining the Board. The grant date fair value of these awards determined in accordance with SFAS No. 123R were as follows: Richard Ayers — $159,600 (30,000 multiplied by $5.32); Jean-Luc Bélingard — $159,600 (30,000 multiplied by $5.32); William Green — $159,600 (30,000 multiplied by $5.32); Peter Barton Hutt — $190,200 (30,000 multiplied by $6.34); Gail Naughton — $159,600 (30,000 multiplied by $5.32); Wayne Roe — $122,700 (30,000 multiplied by $4.09); and Bennett Shapiro — $159,600 (30,000 multiplied by $5.32). The aggregate number of option awards issued and outstanding as of December 27, 2008 for each non-management director was as follows:

Options Outstanding at December 27, 2008
Richard H. Ayers	53,700
Jean-Luc Bélingard	53,700
William G. Green	30,000
Peter Barton Hutt	30,000
Gail K. Naughton	30,000
Wayne I. Roe	30,000
Bennett M. Shapiro	30,000

(3)	In accordance with SEC rules, no amount is included for perquisites and other personal benefits for any director during the six-month transition period ended December 27, 2008 as the amount, in all cases, was less than $10,000.

(4)	Mr. Hutt joined the Board on August 19, 2008.

(5)	Mr. Roe joined the Board on December 5, 2008.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board of Directors has adopted a written Related Party Transaction Policy for the review, approval, and ratification of transactions involving Celera Corporation and “related parties.” Under the policy, the Audit and Finance Committee reviews the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and takes into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics before approving or disapproving the related party transaction. For purposes of the policy, related parties are defined as directors and nominees for director, executive officers, and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock and immediate family members of such security holders.

Related Transactions with Directors

In November 2007, we established a collaboration with Societe de Conseils, de Recherche et d’Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen S.A., to develop biomarker and pharmacogenomic tests for patients with growth failure. We have received a total of $650,000 under this collaboration since its inception. We are eligible to earn additional milestone payments of up to $1.35 million under this collaboration, and as yet undetermined amounts in the event that Ipsen asks us to develop and manufacture reagents for use in the clinical trials of an Ipsen product. Mr. Bélingard, one of our directors, is Chairman and Chief Executive Officer of Ipsen.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding the Company’s 2008 Stock Incentive Plan as of December 27, 2008. This was the only equity compensation plan in effect as of December 27, 2008:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,331,191	(1)	$19.25	12,421,962
Equity compensation plans not approved by security holders	—		—	—

Total	6,331,191	(1)	$19.25	12,421,962

(1)	Includes restricted stock units, or RSUs, each of which represents the right to receive one share of Celera common stock at the time the RSU vests. RSUs do not have an exercise price and have been excluded in the determination of weighted-average exercise price in column (b).

OWNERSHIP OF COMMON STOCK

The following table sets forth, as of March 1, 2009, information concerning the beneficial ownership of our common stock by:

•	each person or entity known to us who beneficially owned more than five percent of the outstanding shares of our common stock;

•	each person who was one of our directors or named executive officers; and

•	as a group, all persons who were our directors and executive officers.

Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, we believe that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. Shares of our common stock subject to options that are currently exercisable for shares of our common stock or other securities evidencing the right to receive shares of our common stock that are vested, or that will be exercisable for shares of our common stock or that will vest within 60 days after March 1, 2009, are deemed to be outstanding and beneficially owned by the person holding such options or other securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person listed in the following table is: Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (5)
5% STOCKHOLDERS
Wellington Management Company, LLP	11,210,029	(1)	13.7
FMR LLC	10,111,904	(2)	12.4

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Richard H. Ayers	30,077	(3)	*
Jean-Luc Bélingard	28,351		*
William G. Green	—		*
Peter Barton Hutt	—		*
Gail K. Naughton	—		*
Wayne I. Roe	—		*
Bennett M. Shapiro	—		*
Paul Arata	45,638	(4)	*
Joel R. Jung †	76,633	(4)	*
Kathy Ordoñez	770,035	(4)	*
Stacey R. Sias	122,423	(4)	*
Thomas J. White	176,826	(4)	*
All directors and executive officers as a group (16 persons)	1,458,416	(4)	1.8

*	Less than 1% of the outstanding shares of our common stock.

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	Based on Schedule 13G/A filed with the SEC by the beneficial owner on February 17, 2009. The business address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109.

(2)	Based on Schedule 13G/A filed with the SEC by the beneficial owner on February 17, 2009. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109.

(3)	Includes 7,045 shares of Celera stock held by the Suzanne L. Ayers Living Trust, a trust for the benefit of Mr. Ayers’ wife, of which Mr. Ayers is a co-trustee. Includes 4,725 shares of Celera stock held by the Richard H. Ayers Living Trust, a trust for the benefit of Mr. Ayers, of which Mr. Ayers is a co-trustee. Does not include 3,386 units representing shares of Celera stock deferred by Mr. Ayers. No voting power exists with respect to these deferred share units.

(4)	Includes restricted stock units, or RSUs, each of which represents the right to receive one share of Celera stock at the time the RSU vests. Prior to the vesting of the RSUs, the recipient will not be deemed to be the holder of or have any of the rights of a holder with respect to any shares of stock deliverable with respect to the RSUs.

(5)	Based on 81,817,855 shares of our common stock outstanding as of March 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any officer, director, or beneficial owner of more than 10% of Celera common stock who failed to timely file with the SEC a required report relating to beneficial ownership of stock under Section 16(a) of the Exchange Act. Based solely on a review of information provided to us, all persons subject to these reporting requirements filed the required reports on a timely basis during the six-month transition period ended December 27, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Prior to the split-off from Applied Biosystems (now Life Technologies Corporation following its merger with Invitrogen Corporation) on July 1, 2008, the compensation of Celera executives was determined by Applied Biosystems’ Management Resources Committee. Following the split-off, we adopted a new compensation program, the philosophy of which is to ensure that all elements of the program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our strategy, goals and objectives. Our company, and our Compensation Committee, is committed to the principles inherent in paying for performance and we have structured the compensation program to deliver rewards for exemplary performance and to withhold rewards and impose other consequences in the absence of such performance.

Our compensation programs work together to achieve several key objectives, including the payment of compensation related to company performance and the collective efforts of our employees. In particular, the primary goals of our executive compensation program are to:

•

attract and retain top quality leadership by delivering competitive levels of base salary, short and long term incentives, and benefits commensurate with the capabilities, depth of experience, and background of the executive, as well as in recognition of their specific contributions to the achievement of the organization’s objectives;

•

reward executives for business performance and results that increase stockholder value. We have implemented variable and equity based programs that deliver rewards commensurate with the effort and achievement of these results;

•

drive and motivate executive behaviors (for example, thinking from the perspective of a stockholder, facilitating the achievement of team goals, making appropriate research and development investment choices, balancing long-term and short-term objectives, managing risk, and creating business continuity) that are aligned with the short and long-term strategies of the business and with stockholder interests; and

•	place an appropriate portion of each executive’s total compensation at risk based on the level of responsibility and impact of the position on Celera’s financial results.

While we do not use any formulaic policies that state a specific market percentile position for defining individual compensation levels or any specific percentage mix of base, bonus, benefits, and equity as part of total compensation, we consider each of these factors. Affordability, business conditions, and an assessment of the degree to which an executive is subject to being recruited by other companies are also taken into account in making decisions about compensation.

Roles and Responsibilities Pertaining to Compensation Management

Kathy Ordoñez, our Chief Executive Officer, with the assistance of Paul Arata, our Vice President of Human Resources and Administration, provides recommendations to the Compensation Committee with regard to compensation philosophy, the structure and design of programs and policies in which our executives may participate, and specific compensation awards for each of our executive officers other than for herself. Mr. Arata provides compilations of total compensation values and reviews of performance against objectives for the Compensation Committee. Our Chief Financial Officer prepares information for the Compensation Committee with regard to financial targets and metrics upon which the incentive compensation programs and equity programs are based.

The Compensation Committee is responsible for making decisions regarding our Chief Executive Officer’s compensation and for reviewing and approving her recommendations regarding the compensation of the other executive officers. The Compensation Committee retained Radford Surveys + Consulting (Radford) as of July

2008 as an independent executive compensation consulting firm and has requested that Radford prepare executive compensation analyses and reports and provide ongoing advice to the Compensation Committee as it deems appropriate. Among other things, Radford has assisted the Compensation Committee in identifying appropriate peer companies for consideration in its analysis of director and officer compensation and participates in Compensation Committee meetings where the executive compensation analyses and recommendations are discussed. In order to maintain an objective external perspective, Radford does not provide any services to Celera outside of its support to the Compensation Committee.

Competitive Assessment Process

Prior to July 1, 2008, Applied Biosystems (now Life Technologies) reviewed annually its pay practices for each of its executive officers with the practices of its peer companies. Companies were selected as its peers based on the following criteria: (i) being engaged substantially in the same business, (ii) revenues, and (iii) market capitalization, each as compared to Applied Biosystems (now Life Technologies).

Following our split-off from Applied Biosystems (now Life Technologies), we engaged, with Radford’s assistance, in our own peer group analysis and selected companies as our peers based on the following criteria:

•	companies that are engaged in the life sciences industry;

•	companies that are generally located in high cost of living areas, so as to reflect similar recruiting landscapes;

•	companies with revenues generally less than $400 million;

•	companies with generally 200 to 1000 employees; and

•	companies with a market capitalization between $300 million and $3 billion.

In addition, we also consider whether we compete with such companies for executives and whether the executive officers of such companies provide appropriate benchmarks relative to the specific duties and responsibilities of our executive officers.

Our peer companies are set out below:

Company	Location	Industry
Abaxis	Union City, CA	Diagnostic Substances
Affymetrix	Santa Clara, CA	Biotechnology Research Equipment
Alexion Pharmaceuticals	Cheshire, CT	Biopharmaceuticals & Biotherapeutics
Alkermes	Cambridge, MA	Drug Delivery Systems
Arena Pharmaceuticals	San Diego, CA	Biopharmaceuticals & Biotherapeutics
Array Biopharma	Boulder, CO	Pharmaceuticals Manufacturers
Auxilium Pharmaceuticals	Malvern, PA	Pharmaceuticals Manufacturers
BioMarin Pharmaceuticals	Novato, CA	Biopharmaceuticals & Biotherapeutics
Caliper Life Sciences	Hopkinton, MA	Biotechnology Research Equipment
Cepheid	Sunnyvale, CA	Biotechnology Research Equipment
Cubist Pharmaceuticals	Lexington, MA	Pharmaceuticals Manufacturers
CV Therapeutics	Palo Alto, CA	Biopharmaceuticals & Biotherapeutics
Exact Sciences	Marlborough, MA	Biotechnology Research Services
Exelixis	South San Francisco, CA	Biopharmaceuticals & Biotherapeutics
Genomic Health	Redwood City, CA	Diagnostic Substances
Gen-Probe	San Diego, CA	Diagnostic Substances
Human Genome Sciences	Rockville, MD	Biopharmaceuticals & Biotherapeutics
Idenix Pharmaceuticals	Cambridge, MA	Biopharmaceuticals & Biotherapeutics

Company	Location	Industry
Immunogen	Cambridge, MA	Biopharmaceuticals & Biotherapeutics
Isis Pharmaceuticals	Carlsbad, CA	Biopharmaceuticals & Biotherapeutics
Lexicon Pharmaceuticals	The Woodlands, TX	Pharmaceuticals Manufacturers
Luminex	Austin, TX	Biotechnology Research Equipment
Monogram Biosciences	South San Francisco, CA	Diagnostic Substances
Myriad Genetics	Salt Lake City, UT	Diagnostic Substances
Nektar Therapeutics	San Carlos, CA	Drug Delivery Systems
OSI Pharmaceuticals	Melville, NY	Biopharmaceuticals & Biotherapeutics
Progenics Pharmaceuticals	Tarrytown, NY	Biopharmaceuticals & Biotherapeutics
Quidel	San Diego, CA	Diagnostic Substances
Regeneron Pharmaceuticals	Tarrytown, NY	Biopharmaceuticals & Biotherapeutics
Santarus	San Diego, CA	Pharmaceuticals Manufacturers
Sequenom	San Diego, CA	Biotechnology Research Equipment
Symyx Technologies	Santa Clara, CA	Technical & Scientific Research Services
The Medicines Company	Parsippany, NJ	Pharmaceuticals Manufacturers
Theravance	South San Francisco, CA	Biopharmaceuticals & Biotherapeutics
Third Wave Technologies *	Madison, WI	Diagnostic Substances
Ventana Medical Systems *	Tucson, AZ	Medical Equipment & Supplies
Vertex Pharmaceuticals	Cambridge, MA	Pharmaceuticals Manufacturers
XOMA	Berkeley, CA	Biopharmaceuticals & Biotherapeutics
Zymogenetics	Seattle, WA	Biopharmaceuticals & Biotherapeutics

*	During 2008, Third Wave Technologies and Ventana Medical Systems were acquired and thus will not appear in our peer group list in the future.

Compared to our peer group, Celera’s rankings were as follows as of the most recent date of analysis:

Competitive Criteria	Percentage Rank
Revenues	73%
Employees	66%
Market capitalization	69%

For the six-month transition period beginning July 1, 2008, we prepared competitive analyses for each of our executive officers against executives of the relevant peer group. These included a review of base salary levels, actual short-term incentive levels (i.e., annual bonus), and the value of any long-term and equity compensation in the year of grant. As stated above, although the Compensation Committee does not establish compensation levels based solely on formulas or a specific percentile of our peer group, the Compensation Committee believes that reviewing the compensation practices of our peer group is important to help ensure that our compensation practices are competitive as well as reasonable.

The Compensation Committee expects to further evaluate the Company’s peer group in 2009 to take into account, among other things, the Company’s annual revenues following the completion of a full year since the acquisition of Berkeley HeartLab in October 2007.

Effect of Change in Fiscal Year

As described above, in July 2008, our Board of Directors approved a change in our fiscal year end to align our fiscal year with the calendar year and provide that our fiscal year will generally end on the last Saturday in December. The fiscal year end change resulted in an interim reporting period beginning on July 1, 2008 and ending on December 27, 2008, and the Summary Compensation Table and related explanatory tables report executive compensation information for this six-month transition period ended December 27, 2008.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of certain compensation in excess of one million dollars paid to a company’s chief executive officer and the three other most highly compensated executive officers, except for the chief financial officer. While we seek to maximize the deductibility of compensation paid to our executive officers, we intend to maintain flexibility to pay compensation that may not be deductible under Section 162(m) if that would be in the best interests of our stockholders.

Components of Compensation for Our Executive Officers

We utilize compensation programs and elements that are aligned with and support our compensation philosophies. These components work together to provide flexibility to help us manage through change and a dynamic business climate. These compensation programs or elements consist of:

•	base salary;

•	annual incentive compensation;

•	long-term and equity incentive compensation; and

•	benefits and perquisites.

We believe that these components work in balance with one another to support our overarching goals of motivating our executives and recognizing positive results. From time to time we may revise our programs or add new programs to achieve our goals.

Base Salary

Base salary is a fixed compensation amount paid during the course of the fiscal year. It is designed to recognize demonstrated mastery of the day-to-day requirements of the position and pay competitive amounts that reflect the individual attributes of each executive officer. Base salaries are generally reviewed annually and are individually determined taking into consideration each executive’s unique set of skills, experience, and level of responsibility.

The following table provides information about the base salary paid in the six-month transition period ended December 27, 2008, as well as the year ended June 30, 2008, to our chief executive officer and chief financial officer, as well as to the three other most highly paid individuals who serve as executive officers. We refer to these persons collectively as our “Named Executive Officers.”

The salary increases for each Named Executive Officer, including Ms. Ordoñez, were consistent with the trend increase in base salary compensation for the industry as a whole and were intended to keep the executives’ base salary in line with competitive conditions and to compensate them for the increased responsibilities associated with operating as a stand-alone public company following the split-off from Applied Biosystems (now Life Technologies). In establishing the increases applicable for the six-month transition period ended December 27, 2008, the Compensation Committee determined that the base salaries for our Named Executive Officers would also remain in effect for calendar year 2009, absent changes in market conditions requiring any further adjustment.

	Annual Base Salary for the Six-Month Transition Period Ended December 27, 2008	% Change from Prior Base Salary	Annual Base Salary for the Year Ended June 30, 2008	Base Salary Actually Paid for the Year Ended June 30, 2008(1)
Kathy Ordoñez	$650,000	5.3%	$617,500	$589,628
Joel Jung †	$305,000	4.1%	$293,000	$259,615
Thomas White	$428,000	4.2%	$410,796	$380,753
Stacey Sias	$332,000	4.1%	$319,000	$303,443
Paul Arata	$297,000	4.1%	$285,400	$270,000

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	Reflects amounts actually received during the period July 1, 2007–June 30, 2008 and differs from the annual base salary column due to the timing of (i) base salary adjustments being made during the fiscal year and (ii) payroll.

Annual Incentive Compensation

Our executive officers participated in an incentive compensation program (ICP) for the six-month transition period ended December 27, 2008. The program was a variable annual bonus plan based on the achievement of pre-determined financial and business objectives and also includes a discretionary amount to reflect personal performance and contribution. The objective of the program was to provide a competitive and performance based earnings opportunity that fluctuates year to year based on specific business and individual achievements.

Awards under our program were determined by multiplying an individual’s salary earned during the fiscal period by the following (each expressed as a percentage):

•	the target bonus level for the position, by

•	the business performance of the company (the business modifier), by

•	the individual’s performance (the personal modifier).

This formula takes into consideration both business and individual performance and reflects the strong teamwork orientation of our company.

Target Bonus Level. We conduct an assessment of competitive target incentive compensation levels annually based on the practices of the relevant peer group and an internal determination of the value of the role of each executive officer to the organization. Management may recommend changes in the incentive plan targets for an executive officer. These targets will be expressed as a percentage of base salary.

For the six-month transition period ended December 27, 2008, bonus targets for each of the Named Executive Officers were as follows:

Kathy Ordoñez	95%
Joel Jung †	45%
Thomas White	60%
Stacey Sias	45%
Paul Arata	45%

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

Business Modifier. We identify specific business performance criteria that we believe contribute to increasing and maintaining stockholder value. The target and target performance for each criterion are generally established at the beginning of the fiscal period by the Compensation Committee and reviewed by the Compensation Committee against actual performance at the conclusion of the fiscal period. For the six-month transition period ended December 27, 2008, the Compensation Committee established goals for revenue, earnings before interest and taxation (EBIT), and business goals (including quality systems and controls, product development and commercialization marketing, and activities to support the separation from Applied Biosystems (now Life Technologies)).

At the February 12, 2009 Board of Directors meeting, the Compensation Committee reviewed the results of the six-month transition period ended December 27, 2008 against the targets and approved a business modifier of 102.4%, calculated as follows:

(Dollar amounts in millions)	Target	Actual	Percent Achieved	Weight	Earned Payout
Revenue	$93.0	$95.5	102.7%	33%	33.9%
EBIT	$(1.6)	$0.1	100.0%	33%	33.0%
Business goals			104.4%	34%	35.5%

Total					102.4%

Personal Modifier. Following the end of the six-month transition period ended December 27, 2008, Ms. Ordoñez, based on her review of the individual performance of each executive officer other than herself over the course of the transition period, proposed to the Compensation Committee a personal modifier to reflect each executive’s personal performance and contribution (either positive or negative) to the overall business results. Using similar criteria, the Compensation Committee made a decision on the personal modifier applicable to Ms. Ordoñez.

Ms. Ordoñez completed individual performance appraisals for each of her direct reports and reviewed their performance and contributions against their own personal goals established at the beginning of the six-month transition period. Personal goals for Mr. Jung included: development of financial and information technology functions to support operating Celera as a stand-alone publicly traded company following the split-off from Applied Biosystems (now Life Technologies). Personal goals for Dr. White included: advancing next-generation genetic tests towards commercialization and commencing outcome studies. Personal goals for Dr. Sias included: restructuring our relationship with Abbott and completing activities to support our separation from Applied Biosystems (now Life Technologies). Personal goals for Mr. Arata included: developing benefits, administration and payroll functions to support operating Celera as a stand-alone publicly traded company following the split-off from Applied Biosystems (now Life Technologies).

The table below summarizes the ICP awards for Ms. Ordoñez and the other Named Executive Officers for the six-month transition period ended December 27, 2008. These award amounts took into consideration actual base salary earned during the period, the individual’s target bonus, the applicable business modifier as approved by the Compensation Committee and the discretionary personal modifiers recommended by Ms. Ordoñez for the other Named Executive Officers. With regard to Ms. Ordoñez, the Compensation Committee determined a discretionary personal modifier of 100% based on her performance, Company performance, and the Compensation Committee’s overall satisfaction with Ms. Ordoñez’s management and leadership of the Company. The Compensation Committee evaluated Ms. Ordoñez’s performance against the following primary individual goals: execution of the business against financial metrics and advancing the Company’s governance, quality and strategic planning objectives.

	Base Salary for Six-Month Period	Target Bonus	Target ICP Budget	Business Modifier	Personal Modifier	Total ICP Amount
Kathy Ordoñez	$347,712	95%	$330,326	102.4%	100%	$338,254
Joel Jung †	$163,654	45%	$73,644	102.4%	85%	$64,100
Thomas White	$229,107	60%	$140,764	102.4%	105%	$147,802
Stacey Sias	$177,692	45%	$79,961	102.4%	105%	$85,974
Paul Arata	$158,900	45%	$71,505	102.4%	105%	$76,882

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

Long-term and Equity Incentive Compensation

We provide executives with various forms of equity incentives that generally vest over multiple years and, in some cases, vest based on pre-established business or stock price performance goals. The Company has historically utilized an equity incentive strategy with the following primary objectives:

•	to provide executives with a financial stake in the Company designed to increase management’s focus on stockholder value;

•	to align the rewards and compensation outcome of executives with the variability of the performance of the stock;

•	to achieve a higher return on equity expense by focusing award participation on those individuals with a clear capability to drive growth in value; and

•	to provide market competitive earning opportunities commensurate with job responsibility, individual contribution, and Company performance.

This strategy uses a combination of stock options and performance-vested restricted stock units which may be awarded in various proportions and in alternating grant cycles. We believe that awarding a combination of equity vehicles to our senior executives best addresses and supports various objectives, including improving stockholder return, maintaining employee retention, increasing top-line (revenue) growth, and delivering operational excellence.

Restricted Stock Units. In fiscal 2006, Applied Biosystems (now Life Technologies) introduced a performance-based restricted stock unit program. The restricted stock units represent the right to receive one share of Celera stock at the time they vest. The restricted stock units vest in three increments of up to 16.67% of the total grant based on the attainment of revenue objectives for Celera for the years ended June 30, 2007, June 30, 2008, and June 27, 2009, and a fourth increment of up to 50% of the total grant based on profitability objectives for Celera for the years ended June 30, 2008 and June 27, 2009. The threshold, target, and out-performance levels of attainment were based on business plan forecasts established at the time these restricted stock units were granted. Revenue was determined as an appropriate metric because of the top line growth initiatives for Celera. In addition, a profit metric was used for the third year of the performance cycle to coincide with the objective to achieve profitability during the years ended June 30, 2008 and June 27, 2009.

The results of the 2006 performance stock unit programs for the year ended June 30, 2008 were as follows:

(Dollar amounts in millions)	Threshold	Target	Out-Performance	Result
Revenue	$57.5	$67.7	$77.9	$62.5

At the August 2008 Board of Directors meeting, the Compensation Committee reviewed the Company’s performance compared to its performance target for the year ended June 30, 2008 and approved the restricted stock unit vesting of an amount equal to 92.3% of the target award for the year ended June 30, 2008, corresponding to approximately 15.0% of each grant, which is less than the full 16.67% increment of the grant tied to performance for the year ended June 30, 2008. The remaining portion of these grants will potentially vest on June 27, 2009 based on the level of achievement of the performance goals.

None of the above-mentioned restricted stock units vested at the end of the six-month transition period ended December 27, 2008. In addition, no new restricted stock units were granted to our Named Executive Officers during the six-month transition period ended December 27, 2008.

2008 Performance Share Units. We continue to believe that it is in the Company’s best interest to grant performance share units to certain management and other employees in order to achieve the Company’s long-term growth objectives and to align employee and stockholder interests. We consider the grant of performance share units to the Named Executive Officers and other employees in conjunction with, or alternating with, periodic grants of performance-based restricted stock units and, potentially, other long-term incentive vehicles. This methodology is intended to balance the growth oriented incentive of stock options and stock price appreciation with the retention and share ownership qualities of stock grants.

The Applied Biosystems Board of Directors, Management Resources Committee (MRC) granted Celera’s 2008 Performance Share Units at its meeting in January 2008. No performance share units were granted to the Named Executive Officers during the six-month transition period ended December 27, 2008.

The Performance Share Unit grants for Ms. Ordoñez and the other Named Executive Officers made in January 2008 considered the value of other equity grants and the retentive value of the executive’s compensation package as a whole. The number of Performance Share Units granted to each of the Named Executive Officers in January 2008 is set forth below:

Performance Share Units Celera Stock
Kathy Ordoñez	100,000
Joel Jung †	19,000
Thomas White	25,000
Stacey Sias	22,000
Paul Arata	22,000

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

The results of the 2008 Performance Share Unit program for year ended June 30, 2008 were as follows:

(Dollar amounts in millions)	Threshold	Target	Out-Performance	Result
Revenue	$57.3	$60.8	$64.2	$62.5
Gross margin	68.0%	70.0%	72.0%	74.8%

At the August 2008 Board of Directors meeting, the Compensation Committee determined that Celera had achieved its performance target for the year ended June 30, 2008; and, therefore, the Compensation Committee approved the performance share unit vesting for each grant; an amount equal to 115% of the target award for the year ended June 30, 2008, corresponding to approximately 12.46% of each grant, which is less than the full 13.00% increment of the grant tied to performance for the year ended June 30, 2008. The remaining portion of these grants will potentially vest on June 27, 2009, July 3, 2010 and July 2, 2011 based on the level of achievement of the performance goals.

Benefits and Perquisites

We offer a competitive level of benefits to executives as part of our total executive compensation program. These benefits are intended to help recruit and retain senior executives. We will review our benefit programs on a periodic basis by benchmarking against the relevant peer group companies, reviewing published survey information, and obtaining advice from various independent benefit consultants.

The following programs are available to all eligible Celera employees, including our executive officers:

•	medical, dental, vision, life insurance, and disability coverage;

•	tax-qualified 401(k) savings plan;

•	paid time off and holidays; and

•

a non-qualified savings and deferral plan (i) for all employees who are affected by the maximum limits on contribution limits allowable in tax-qualified benefit plans under the Internal Revenue Code and (ii) to provide tax deferred savings opportunities for eligible employees.

A description of the non-qualified savings and deferral plan is set forth below under the heading “Nonqualified Deferred Compensation as of December 27, 2008.” In addition, during the year ended June 30, 2008 we provided annual physicals, excess liability insurance, car allowance and financial and tax planning services to some of our executive officers under the Applied Biosystems (now Life Technologies) program. In July 2008, and in connection with the split-off, we discontinued the car allowance and financial and tax planning benefits as these benefits were less common for companies of our size and industry (as compared to Applied Biosystems (now Life Technologies)).

Potential Payments upon Termination of Employment

Except as described below with respect to certain terminations following an acquisition of Celera, any severance benefits payable to our Named Executive Officers will be determined by the Compensation Committee on a case-by-case basis in its discretion consistent with our prior practices and the treatment of other similarly situated executives.

Effective July 1, 2008, the Board of Directors adopted an executive change in control policy that provides severance benefits to our executive officers in the event that they are terminated following a change in control of Celera without cause or leave Celera with good reason within two years of the change in control. The policy was amended in December 2008 to ensure that the executives covered by the policy will not be subject to the penalty tax imposed pursuant to Section 409A of the Internal Revenue Code. Our executive officers other than our CEO would receive severance in the amount of 24 months of base pay plus targeted bonus and health care/dental benefits, and our CEO would receive severance in the amount of 36 months of base pay plus targeted bonus and health care/dental benefits. The foregoing severance benefits are paid in a lump sum within 60 days following the termination date, subject to the executive officer’s delivery of an irrevocable release of claims against Celera. In addition, the policy provides the executive officer with the right to receive outplacement services for 12 months following a qualifying termination. This policy is intended to help alleviate both the negative effects on productivity during the uncertainty of a change in control and the transition period that follows a change in control and the potential for economic hardship of affected employees. The Compensation Committee also believes that this policy is a competitive requirement to attracting and retaining highly-qualified senior executives. Although the Company did not engage a consultant to formally propose a recommendation of our change in control policy, our Vice President of Human Resources and Administration did work with J. Richards & Co., a consulting firm, to review the change in control policy. Our Vice President of Human Resources and Administration reviewed the public filings of executive compensation data from a list of competitors (which included deCODE Genetics, Inc., Luminex Corp., Monogram Biosciences, Inc., Myriad Genetics, Inc., and Sequenom, Inc.), and together with some general guidance from J. Richards & Co. and its knowledge of current trends in executive packages, Mr. Arata recommended the design, conditions and payout amounts of the change in control policy to the Compensation Committee. In addition, J. Richards & Co. reviewed the change in control policy and believes the policy is competitive and in line with the current practice of our competitors. J. Richards & Co. does not perform any other services for the Company.

Executive Officer Compensation

The compensation amounts set forth below represent compensation paid to our Named Executive Officers in the six-month transition period ended December 27, 2008, as well as the years ended June 30, 2008 and 2007 in connection with their service to Celera. The compensation and benefits provided to our executive officers by us may differ from the compensation and benefits previously provided to the executive officers by Applied Biosystems (now Life Technologies).

Following the split-off, we have developed compensation programs for each of our executive officers, more detailed descriptions of which can be found above under the heading “Compensation Discussion and Analysis.”

Summary Compensation Table for the Six-Month Transition Period Ended December 27, 2008 and Years Ended June 30, 2008 and 2007

The following table provides information about the compensation provided to our Named Executive Officers during the six-month transition period ended December 27, 2008 and the years ended June 30, 2008 and 2007:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Kathy Ordoñez	July 1, 2006–June 30, 2007	567,000	—	377,740	86,969	713,604	—	38,158	1,783,471
Chief Executive Officer	July 1, 2007–June 30, 2008	589,628	—	552,423	208,725	726,622	—	41,372	2,118,770
	July 1, 2008–Dec. 27, 2008	347,712	—	286,209	119,857	338,254	—	3,004	1,095,036

Joel R. Jung †	July 1, 2006–June 30, 2007	206,730	—	81,921	79,093	85,735	—	35,529	489,008
Chief Financial Officer	July 1, 2007–June 30, 2008	259,615	—	113,974	115,903	128,816	—	13,800	632,108
	July 1, 2008–Dec. 27, 2008	163,654	—	57,609	67,134	64,100	—	5,178	357,675

Thomas J. White	July 1, 2006–June 30, 2007	377,374	—	132,362	28,900	263,449	—	31,250	833,335
Chief Scientific Officer	July 1, 2007–June 30, 2008	380,753	—	124,552	69,575	249,426	—	36,167	860,473
	July 1, 2008–Dec. 27, 2008	229,107	—	73,795	39,952	147,802	—	5,159	495,816

Stacey R. Sias	July 1, 2006–June 30, 2007	288,981	—	64,732	34,788	155,800	—	35,261	579,562
Chief Business Officer	July 1, 2007–June 30, 2008	303,443	—	97,720	83,491	156,466	—	33,935	675,055
	July 1, 2008–Dec. 27, 2008	177,692	—	56,135	47,943	85,974	—	18,184	385,928

Paul Arata	July 1, 2008–Dec. 27, 2008	158,900	—	178,870	7,191	76,882	—	2,261	424,104
Vice President, Human Resources and Administration

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	Represents the dollar amount recognized for financial reporting purposes with respect to the period presented for awards of restricted stock units, stock options, and performance units granted during the six-month transition period and prior fiscal years, as determined in accordance with SFAS No. 123R, except that estimates of forfeitures related to service-based vesting conditions have been disregarded in accordance with SEC rules. Refer to Note 1 to the consolidated financial statements in our Transition Report on Form 10-KT for the six-month transition period ended December 27, 2008 for the assumptions made in determining SFAS No. 123R values. For Mr. Arata, the amounts shown also reflect the dollar amount recognized for financial reporting purposes for awards of Applied Biosystems Group tracking stock. Mr. Arata was an employee of Applera Corporation until joining Celera in January 2008 and received awards in both Celera and Applied Biosystems in this capacity. These amounts do not necessarily reflect the amounts to be ultimately received by the recipient.

(2)	Amounts shown reflect annual incentive bonus awards earned by the Named Executive Officers for the six-month transition period ended December 27, 2008 under our incentive compensation program, which is discussed above, under “Components of Compensation for Our Executive Officers — Annual Incentive Compensation.”

(3)	The amounts in this column consist of the following:

Name	Fiscal Year	Contributions Related to Employee Savings Plans ($) (a)	Tax Gross-ups ($) (b)	Other Benefits ($) (c)	Total ($)
Kathy Ordoñez	July 1, 2006–June 30, 2007	18,167	749	19,242	38,158
	July 1, 2007–June 30, 2008	17,943	1,119	22,310	41,372
	July 1, 2008–Dec. 27, 2008	—	—	3,004	3,004

Joel Jung †	July 1, 2006–June 30, 2007	15,612	—	19,917	35,529
	July 1, 2007–June 30, 2008	13,800	—	—	13,800
	July 1, 2008–Dec. 27, 2008	4,892	—	286	5,178

Thomas White	July 1, 2006–June 30, 2007	15,501	749	15,000	31,250
	July 1, 2007–June 30, 2008	15,738	729	19,700	36,167
	July 1, 2008–Dec. 27, 2008	1,813	—	3,346	5,159

Stacey Sias	July 1, 2006–June 30, 2007	15,040	—	20,221	35,261
	July 1, 2007–June 30, 2008	15,935	—	18,000	33,935
	July 1, 2008–Dec. 27, 2008	2,148	—	16,036	18,184

Paul Arata	July 1, 2008–Dec 27, 2008	1,061	—	1,200	2,261

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(a)	Reflects contributions under the Applied Biosystems Employee Savings Plan and the savings plan component of the Applied Biosystems Excess Benefit Plan for the years ended June 30, 2008 and 2007 and under the Celera Corporation Non-Qualified Savings and Deferral Plan for the six-month transition period ended December 27, 2008.

(b)	Reflects a reimbursement for taxes associated with income recognized by the executive as a result of excess liability insurance.

(c)	Reflects the aggregate incremental cost of providing various perquisites and other personal benefits to each of the named individuals. These perquisites and personal benefits, which are valued at the actual cost, consist of: annual physicals, excess liability insurance, car allowance and financial and tax planning services for the years ended June 30, 2008 and 2007. In July 2008, and in connection with the split-off, we discontinued the car allowance and financial and tax planning benefits as these benefits were less common for companies of our size and industry (as compared to Applied Biosystems (now Life Technologies)). For Dr. Sias, the amount also reflects an award of $14,804 given for her successful work in connection with our separation from Applied Biosystems (now Life Technologies).

Grants of Plan-Based Awards during Six-Month Transition Period Ended December 27, 2008

There were no grants of stock options, restricted stock units or other equity compensation awards to the Named Executive Officers during the six-month transition period ended December 27, 2008. The following table below provides information about incentive compensation awards granted to the Named Executive Officers during the six-month transition period ended December 27, 2008.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kathy Ordoñez	—	—	165,163	330,326	660,653	—	—	—	—	—	—	—
Joel Jung †	—	—	36,822	73,644	147,289	—	—	—	—	—	—	—
Thomas White	—	—	68,732	137,464	274,928	—	—	—	—	—	—	—
Stacey Sias	—	—	39,981	79,961	159,923	—	—	—	—	—	—	—
Paul Arata	—	—	35,753	71,505	143,010	—	—	—	—	—	—	—

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	These amounts reflect the range of possible payouts under the Company’s Incentive Compensation Program for the six-month transition period ended December 27, 2008 as described above in the section entitled “Components of Compensation for Our Executive Officers — Annual Incentive Compensation” in the “Compensation Discussion and Analysis” discussion set forth above. The payment for the six-month transition period ended December 27, 2008 performance has been made based on the metrics described, and is shown in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards as of the End of Six-Month Transition Period Ended December 27, 2008

The following table provides information about equity awards granted to each of the Named Executive Officers with respect to Celera stock that were outstanding as of December 27, 2008.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Kathy Ordoñez	40,000	(2)				42.31	12/1/2010			72,000	(5)	743,040
	11,300	(2)				31.50	3/26/2011			87,000	(8)	897,840
	28,000	(2)				18.89	4/8/2012
	75,000	(2)				19.47	4/19/2012
	12,500	(2)				19.47	4/19/2012
	12,500	(2)				19.47	4/19/2012
	95,000	(2)				9.13	3/24/2013
	76,000	(2)				10.78	6/17/2014
	112,500	(3)	37,500	(3)		10.15	6/2/2015
	37,500	(4)	112,500	(4)		15.32	1/30/2017

Joel Jung †	25,000	(6)	25,000	(6)		13.84	8/21/2016			12,800	(7)	132,096
	8,750	(4)	26,250	(4)		15.32	1/30/2017			16,530	(8)	170,590

Thomas White	30,000	(2)				60.69	11/16/2010			16,000	(9)	165,120
	8,000	(2)				31.50	3/26/2011			21,750	(8)	224,460
	15,000	(2)				18.89	4/8/2012
	10,000	(2)				19.47	4/19/2012
	20,000	(2)				9.13	3/24/2013
	14,000	(2)				10.78	6/17/2014
	21,000	(3)	7,000	(3)		10.15	6/2/2015
	12,500	(4)	37,500	(4)		15.32	1/30/2017

Stacey Sias	6,500	(2)				39.45	11/16/2010			12,800	(10)	132,096
	5,300	(2)				18.89	4/8/2012			19,140	(8)	197,525
	7,700	(2)				9.13	3/24/2013
	8,000	(2)				10.78	6/17/2014
	21,750	(3)	7,250	(3)		10.15	6/2/2015
	15,000	(4)	45,000	(4)		15.32	1/30/2017

Paul Arata	4,000	(2)				18.89	4/8/2012			2,400	(11)	24,768
	4,500	(2)				9.13	3/24/2013			19,140	(8)	197,525
	3,000	(2)				10.78	6/17/2014
	5,250	(3)	1,750	(3)		10.15	6/2/2015
	2,250	(4)	6,750	(4)		15.32	1/30/2017

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	The market price used for calculations in this column is $10.32 which was the closing price of a share of Celera common stock on the last trading day prior to December 27, 2008.

(2)	These grants are fully vested.

(3)	The last 25% of this grant will vest on June 2, 2009.

(4)	25% of this option vests on each of January 30, 2009, January 30, 2010 and January 30, 2011.

(5)	Up to 72,000 shares of common stock underlying this performance-based restricted stock unit award potentially vest on June 27, 2009 based on the level of achievement of the performance goals.

(6)	25% of this option vests on August 21, 2009 and the last 25% vests on August 21, 2010

(7)	Up to 12,800 shares of common stock underlying this performance-based restricted stock unit award potentially vest on June 27, 2009 based on the level of achievement of the performance goals.

(8)	Up to 33.3% of this performance-based restricted stock unit award potentially vest on June 27, 2009, July 3, 2010 and July 2, 2011, based on the level of achievement of the performance goals.

(9)	Up to 16,000 shares of common stock underlying this performance-based restricted stock unit award potentially vest on June 27, 2009 based on the level of achievement of the performance goals.

(10)	Up to 12,800 shares of common stock underlying this performance-based restricted stock unit award potentially vest on June 27, 2009 based on the level of achievement of the performance goals,

(11)	Up to 2,400 shares of common stock underlying this performance-based restricted stock unit award potentially vest on June 27, 2009 based on the level of achievement of the performance goals.

Options Exercised and Stock Vested in Six-Month Transition Period ended December 27, 2008

The following table provides information about the value realized by each of the Named Executive Officers on exercises of stock options and the vesting of restricted stock units and stock awards with respect to Celera common stock during the six-month transition period ended December 27, 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kathy Ordoñez	—	—	25,930	364,187
Joel Jung †	—	—	4,761	66,868
Thomas White	—	—	6,108	85,787
Stacey Sias	—	—	5,135	72,121
Paul Arata	—	—	3,190	44,804

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	Amounts are based on the closing sales price of Celera common stock on the day the stock vested.

Nonqualified Deferred Compensation as of December 27, 2008

The following table provides information as of the end of our six-month transition period ended December 27, 2008 with respect to our Non-Qualified Savings and Deferral Plan. In November 2008, our Board of Directors approved the consolidation of our separate deferred compensation plan and excess savings plan into the Non-Qualified Savings and Deferral Plan.

Name	Plan Name	Executive Contributions in Six-Month Transition Period Ended 12/27/2008 ($) (1)	Registrant Contributions in Six-Month Transition Period Ended 12/27/2008 ($)	Aggregate Earnings in Six-Month Transition Period Ended 12/27/2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Six-Month Transition Period Ended 12/27/2008 ($) (2)
Kathy Ordoñez	Non-Qualified Savings and Deferral Plan	—	—	(226,129)	—	3,430,175	(3)
Joel Jung †	Non-Qualified Savings and Deferral Plan	—	—	—	—	—
Thomas White	Non-Qualified Savings and Deferral Plan	—	—	(26,607)	—	468,124
Stacey Sias	Non-Qualified Savings and Deferral Plan	—	—	(111,537)	—	318,115
Paul Arata	Non-Qualified Savings and Deferral Plan	23,835	—	(40,466)	—	194,978

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	This column includes amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the “Summary Compensation Table.” These amounts have been earned during the six-month transition period ended December 27, 2008, but payment has been deferred until a future date.

(2)	Of the amounts in this column, the following are the total amounts that have been reported in the “Summary Compensation Table” over all previous years in which the Named Executive Officer appeared in such table.

Name	Previous Years ($)
Kathy Ordoñez	—
Joel Jung	—
Thomas White	—
Stacey Sias	—
Paul Arata	23,835

(3)	For Ms. Ordoñez, the aggregate balance includes $2,359,000 transferred to the Non-Qualified Savings and Deferral Plan from Applera’s Supplemental Executive Retirement Plan in connection with the split-off.

Non-Qualified Savings and Deferral Plan

At the time of the split-off from Applied Biosystems (now Life Technologies), our Board of Directors adopted a deferred compensation plan and excess savings plan for eligible employees. In November 2008, our Board of Directors approved the consolidation of the two separate plans and adopted the Celera Corporation Non-Qualified Savings and Deferral Plan. The non-qualified savings and deferral plan allows eligible participants to defer a percentage of compensation each year on a pre-tax basis. We do not pay “above market” interest on deferred compensation. Amounts deferred are credited to individual accounts under the plan.

We also make employer contributions to the plan based on the matching contributions that we cannot make to the accounts of participants in our 401(k) Savings Plan by reason of the Internal Revenue Code limit on tax-deferred contributions to qualified plans. These contributions vest in the same manner as our match under the 401(k) Savings Plan — 25% per year for the first four years of employment.

Participants are able to direct the investment of their accounts among various measurement funds. These funds may change from time to time and include domestic and international equity, income, and blended funds. The non-qualified savings and deferral plan also includes account balances previously deferred under the Applied Biosystems Deferred Compensation Plan and the Applied Biosystems Excess Benefit Plan, which have been transferred to the Company following the split-off.

Participants are fully vested in the amounts in their accounts in the plan, except with respect to the employer 401(k) contributions which vest as described above. These amounts will be paid on the earliest of:

•	a pre-retirement distribution date designated by the participant with respect to the amounts deferred each year; or

•	termination of the participant’s employment.

Payment may be made in a lump sum or in installments over a period of up to 15 years, depending on the terms of the plan and the participant’s payment election.

Potential Payments Upon Termination or Change in Control

Severance Arrangements

As described above, our executive officers are eligible to receive post-termination payments pursuant to our executive change in control policy. We do not have any other individual severance arrangements with our Named Executive Officers.

The table below was prepared as though a change in control occurred and the Named Executive Officer’s employment was terminated as of December 26, 2008 (due to a termination by Celera without cause or a resignation for good reason), the last business day of the six-month transition period ended December 27, 2008, and using the closing share price of Celera common stock as of that day. As described above, for purposes of calculating the benefits for each Named Executive Officer, the executive change in control policy provides for a severance period of 36 months for Ms. Ordoñez and a severance period of 24 months for the other executive officers.

Name	Cash Severance Payment ($) (1)	Benefit Plans ($) (2)	Options ($) (3)	Performance Units ($) (3)	Outplacement ($) (4)	Total ($)
Kathy Ordoñez	3,802,500	45,256	137,800	1,640,880	12,000	5,638,436
Joel Jung †	885,000	22,989	—	302,686	12,000	1,222,675
Thomas White	1,369,600	26,828	28,420	389,580	12,000	1,826,428
Stacey Sias	962,800	29,466	13,948	329,621	12,000	1,347,835
Paul Arata	861,300	25,928	6,510	222,293	12,000	1,128,031

†	Effective April 3, 2009, Mr. Jung and the Company entered into an agreement whereby Mr. Jung resigned from his employment with the Company.

(1)	Cash severance benefits is a lump sum payment based on the officer’s base pay and target bonus over the severance period.

(2)	Reflects lump sum payment for the cost of medical and dental coverage, grossed up for taxes, for the severance period.

(3)	The value of stock options and performance units assumes that all outstanding awards as of December 26, 2008 were immediately vested upon the change in control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Celera Corporation 2008 Stock Incentive Plan. In the case of stock options, the value is based on the number of outstanding unvested shares deemed vested, multiplied by the applicable closing share price on December 26, 2008, minus the aggregate exercise price of the stock options. In the case of the performance units, the value assumes the payment of previously unvested units, multiplied by the applicable closing share price on December 26, 2008.

(4)	Reflects an estimate of value of outplacement services to be provided during the 12 months following termination.

Recent Events

On April 3, 2009, the Company entered into a General Release and Separation Agreement (the “Agreement”) with Joel Jung, the Company’s Chief Financial Officer, whereby Mr. Jung resigned from his employment with the Company as of the date of the Agreement. The Agreement provides that the Company will pay Mr. Jung a lump sum of $328,750. This payment includes a lump sum amount of $100,000 and an amount equal to nine months of base salary. The Company will also make COBRA premium payments for Mr. Jung and his eligible dependents until the earlier of (i) nine months following the effective date of the Agreement or (ii) the first date that Mr. Jung is eligible to participate in another employer’s health benefit program. The Company will also provide Mr. Jung with transition support services for twelve months.

On April  6, 2009, the Company announced that it had named Ugo DeBlasi as Chief Financial Officer, effective as of the date of the announcement.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Celera specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The Compensation Committee oversees compensation policies and practices for our senior management, including salary, bonus, and incentive awards. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis presented above. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jean-Luc Bélingard, Chair
Richard H. Ayers
Bennett M. Shapiro

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors has nominated the three persons named below for election as directors of the Company at the meeting. Each nominee elected as a director will serve until his or her successor has been elected at our 2012 annual meeting or until his or her earlier resignation, removal, retirement, disqualification or death.

Each of the nominees is currently serving as a director of the Company, and each of the nominees has agreed to serve if elected. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by proxies voted “FOR” the nominee will be voted for such other person as may be designated by the Board of Directors, unless the Board of Directors decides to leave the vacancy temporarily unfilled or to reduce the number of directors serving on the Board of Directors.

Majority Vote Standard for Election of Directors; Director Resignation Policy

Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board of Directors has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the record date for the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board of Directors as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our board policy regarding majority voting, our Board of Directors expects each incumbent director who is nominated for re-election to resign from the Board of Directors if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws and the Board of Directors or a duly authorized committee of the Board of Directors determines to accept such resignation. This policy provides that, in considering whether to nominate any incumbent director for re-election, the Board of Directors will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board of Directors’ acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board of Directors will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Nominating and Corporate Governance Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. All director nominees are currently serving on the Board, and each nominee has submitted an irrevocable resignation of the type described above.

The principal occupation and other information about each of the nominees as of April 1, 2009, is provided below.

The Board of Directors recommends that you vote “FOR” each of the nominees listed below.

Jean-Luc Bélingard, age 60, has served as a director of Celera since February 2008 and was a director of Applera Corporation until June 2008. He is Chairman and Chief Executive Officer of Ipsen S.A., a diversified French healthcare holding company, and has served in that position since January 2002. He previously served as Chief Executive Officer of bioMérieux-Pierre Fabre Group, a diversified French healthcare holding company, from 1999 to December 2001, and as Director General of the Diagnostics Division and a member of the Executive Committee of F. Hoffmann-La Roche Ltd., a healthcare company, from 1990 to 1998. Mr. Bélingard is also a director of Laboratory Corporation of America® Holdings, NicOx S.A. (France), and bioMérieux S.A.

Peter Barton Hutt, age 74, has served as a director of Celera since August 2008. Mr. Hutt is a senior counsel at the law firm of Covington & Burling and has been an attorney with that firm since 1975. He served as Chief Counsel for the Food and Drug Administration between 1971 and 1975. Mr. Hutt is a member of the Institute of Medicine of the National Academy of Sciences and teaches a course on food and drug law each winter term at Harvard Law School. He serves on a number of academic, philanthropic and venture capital advisory boards, and is a director of Xoma Ltd., ISTA Pharmaceuticals, Inc., and Momenta Pharmaceuticals, and several privately-held life sciences companies.

Gail K. Naughton, age 53, has served as a director of Celera since July 2008. Dr. Naughton has been Dean of the College of Business Administration at San Diego State University since August 2002 and Chairman and Chief Executive Officer of Histogen, Inc., a regenerative medicine company, since June 2007. She was Vice Chairman of Advanced Tissue Sciences, Inc. (ATS), a company involved in human-based tissue engineering, from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000, and co-founder and director since inception in 1991. She is also a director of C.R. Bard, Inc.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors has selected PwC, an independent registered public accounting firm, to audit our books, records, and accounts for the fiscal year ending December 26, 2009. We are asking you to ratify this selection at the meeting.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit and Finance Committee of the Board of Directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Finance Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PwC is expected to attend the meeting to answer appropriate questions and to make a statement if he or she desires.

The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” this proposal.

Audit and Non-Audit Fees

The table below presents fees for professional services billed by PwC for the audit of the Company’s consolidated financial statements for the year ended June 30, 2008 and billed or to be billed for the six-month transition period ended December 27, 2008, and fees for other services rendered by PwC during those periods.

	Year Ended June 30, 2008	Six-Month Transition Period ended December 27, 2008
Audit fees (1) (5)	$747,500	$826,342
Audit-related fees (2)	550,000	—
Tax fees (3)	44,420	—
All other fees (4)	41,506	—

Total	$1,383,426	$826,342

(1)	Audit fees consist of fees for professional services billed for the audit of our financial statements for the year ended June 30, 2008 and billed or to be billed for the six-month transition period ended December 27, 2008 and the review of our interim financial statements included in quarterly reports, and services that are normally provided by PwC in connection with regulatory filings.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, primarily in connection with our Registration Statement on Form S-1 filed with the SEC on February 29, 2008, as amended, and are not reported under “Audit fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and advisory services.

(4)	All other fees consist of fees for products and services other than the services reported above.

(5)	The audit fee for the year ended June 30, 2008 includes $104,000 of additional fees that were agreed upon with PwC after the filing of our Annual Report on Form 10-K for the year ended June 30, 2008.

Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee pre-approves services in four categories of services:

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding financial accounting and reporting standards.

2. Audit-Related services are for related services that are reasonably related to the performance of the audit and review of financial statements, including benefit plan audits.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. All Other Fees are those associated with services not captured in the other categories.

The Audit Committee must specifically approve the terms of the annual audit engagement and all internal control related services. The Audit Committee pre-approves specific types of services within these categories as well as maximum charges for the services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or increase the maximum amount of authorized charges not contemplated in the original pre-approval. In those instances, the Audit Committee must pre-approve the services before the firm is engaged or increase the authorization before approved services may be continued. All of the services for which fees were disclosed in the table above for the six-month transition period ended December 27, 2008 were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal to be included in the proxy statement for our 2010 annual meeting must deliver the proposal to us no later than December 15, 2009. All proposals should be sent in writing to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502, and must include specified information about the proposal and stockholder required by the SEC.

In addition, our Bylaws contain certain procedures that a stockholder must follow to nominate a person for election as a director or present a proposal for action at any annual meeting of stockholders. See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Consideration of Stockholder Nominees for Director” above with respect to stockholder nominations. The procedures set forth in our Bylaws are separate and apart from the SEC requirements noted above that a stockholder must meet in order to have a proposal included in our proxy statement. In general, our Bylaws provide that items of business to be brought before an annual meeting of stockholders must include specified information and be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was made. In the case of our 2010 annual meeting, this advance notice must be received no earlier than January 20, 2010, or later than February 19, 2010, assuming the date of the 2010 annual meeting occurs within 30 days before or 60 days after the anniversary date of the 2009 annual meeting. We will have discretionary authority to vote on any stockholder proposals presented at our 2010 annual meeting that do not comply with these notice requirements.

The chairman of the meeting has the power to determine whether any business proposed to be brought before the meeting has been made in accordance with the foregoing procedures and may refuse to allow the transaction of any business not in compliance with these procedures.

Additional information regarding the submission of nominations for director or other items of business may be obtained from the Secretary of the Company at the address provided below.

ADDITIONAL INFORMATION

If you have questions or need more information about the meeting or any of the matters described in this proxy statement, please write to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502, or call us at 510-749-4200. Our Transition Report on Form 10-KT, which includes our audited financial statements for the six-months ended December 27, 2008, has accompanied this proxy statement. You may also access a copy of our Transition Report on Form 10-KT in the Corporate section of www.celera.com or at www.proxyvote.com. Upon your request, we will provide, without charge, a copy of any exhibit to our Form 10-KT. Requests should be directed to our Secretary at the address set forth above, and should identify the person making the request as a stockholder of the Company as of the record date.

By Order of the Board of Directors,

Scott K. Milsten
Vice President, General Counsel and Corporate Secretary

Alameda, California
April 10, 2009

CELERA CORPORATION 1401 HARBOR BAY PARKWAY ALAMEDA, CA 94502	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Celera Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Celera Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CELER1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELERA CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors
1.

To elect three directors for a three-year term to expire at the 2012 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following individuals:

	Nominees:		For	Against	Abstain	Vote on Proposal		For	Against	Abstain
	1a. Jean-Luc Bélingard		☐	☐	☐	2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009.	☐	☐	☐
	1b. Peter Barton Hutt		☐	☐	☐
	1c. Gail K. Naughton		☐	☐	☐	3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee in Item 1 and FOR Item 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐			Yes	No
						Please indicate if you plan to attend this meeting.		☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CELER2

CELERA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2009

The stockholder(s) hereby appoint(s) Kathy P. Ordoñez and Scott K. Milsten, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Celera Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Wednesday, May 20, 2009, at the Celera Corporation offices located at 1311 Harbor Bay Parkway, Alameda, California 94502, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE